Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the First Four Weeks of the Second Fiscal Quarter 2011

MIAMI--(BUSINESS WIRE)--August 23, 2010--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the first four weeks (July 19 - August 15, 2010) of the second fiscal quarter 2011 compared to the same four-week period for the second fiscal quarter 2010 (July 20 - August 16, 2009). These results demonstrate continued positive momentum resulting from the company’s implementation of its renewal program.

Total restaurant sales increased 4.2% to $25.2 million from $24.2 million, while Company-wide comparable restaurant sales increased 4.3%, representing the 6th consecutive period with comparable restaurant sales increases. By concept, comparable restaurant sales increased 7.3% at Benihana teppanyaki, while the impact of macro-economic weakness caused decreases of 1.2% at RA Sushi and 0.6% at Haru. There were a total of 388 store-operating weeks during the first four weeks of the second fiscal quarter 2011 compared to a total of 393 store-operating weeks during the first four weeks of the second fiscal quarter 2010.

Richard C. Stockinger, Chief Executive Officer and President, said, “We are pleased with the traffic gains (up 9.7%) at Benihana teppanyaki, which drove our sales momentum during the four-week period. Our renewal program continues to result in visits by both new and lapsed guests to our flagship brand. Our Chef’s Table email database, which since its introduction in April 2009 has grown to approximately 1.2 million subscribers, and our Chef’s Special promotions during the period, featuring ‘shrimp and chicken for 2’ for $35 and ‘hibachi steak for 2’ for $37, also proved effective in encouraging guests to enjoy our Benihana teppanyaki restaurants. While renewed softness in the overall economy led to a sequential slowdown at RA Sushi and Haru from the first fiscal quarter, we are encouraged that both brands were off only marginally from year-ago sales levels.”

About Benihana Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 97 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana teppanyaki restaurant. In addition, 20 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross, 203-682-8253